Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces First Quarter 2019 Financial Results and Business Update

San Diego, California – May 9, 2019 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced financial results for the first quarter ended March 31, 2019 and provided a business update.

Dr. Dennis J. Carlo, President and Chief Executive Officer of Adamis Pharmaceuticals, stated, “With the launch of our SYMJEPITM product this year, I believe Adamis is transitioning from a development-stage company with product candidates in the pipeline, into a commercial-stage company with multiple sources of revenue. Currently, I anticipate revenues from three sources for our company. First, SYMJEPI sales, mainly coming from the Sandoz retail launch, which we believe will occur shortly; second, sales from US Compounding, which have been steadily increasing; and finally, upfront payment and sales from anticipated commercialization arrangements relating to our naloxone product candidate. With all of the possible developments and potential revenue streams, I believe 2019 will be a very good year for Adamis.”

Product Updates

SYMJEPI (epinephrine) Injection (0.3mg and 0.15mg)

On January 16, 2019, we announced that Sandoz had launched SYMJEPI™ (epinephrine) 0.3 mg Injection in the U.S. market. SYMJEPI will be rolled out via a phased launch and will initially be available in the institutional setting, an established channel where Sandoz has a significant experience and knowledge, followed by anticipated introduction into the retail market. We also anticipate that Sandoz will launch the lower dose SYMJEPI (epinephrine) 0.15 mg Injection product in the U.S. markets. With the continued rollout of SYMJEPI into the retail market, the company anticipates that the revenue stream to Adamis will increase in future quarters.

APC-6000 (naloxone)

On March 14, 2019, Adamis announced that the FDA had accepted the company’s New Drug Application (NDA) for review and provided a target agency action date of October 31, 2019. Naloxone is an opioid antagonist used to treat narcotic overdoses. The company believes that its higher dose naloxone product candidate, if approved, could be an important part of the solution to this growing health crisis. The company is in discussions with several potential commercial partners for the naloxone injection product candidate.

Other Pipeline Products

In order to focus resources on the naloxone product candidate, and in an effort to reduce operating expenses, the company has slowed development of its other pipeline product candidates for the near term. This includes a delay in the continuation of the start of patient enrollment for the company’s Phase 3 study for beclomethasone HFA (APC-1000) and a hold on the company’s sublingual tadalafil (APC-8000) product candidate. The company will prioritize future development for these products based on the availability of capital to support them and its ongoing evaluation of commercial potential.

Drug Outsourcing Facility

During the first quarter of 2019, the company continued to make changes in its wholly-owned subsidiary, US Compounding (USC), including the elimination of many lower margin products, reductions in operating cost and overhead, changes to senior leadership, and investments in and improvements to manufacturing processes, with the goals of improving overall efficiency, reducing operating expenses, and improving margins.

First Quarter 2019 Financial Results

Revenues were approximately $4.9 million and $3.2 million for the three months ended March 31, 2019 and 2018, respectively.  Revenues increased by approximately $1.7 million in the first quarter of 2019 compared to the comparable period of 2018. This represents an approximate 18% increase over the last quarter of 2018 and an approximate 53% increase over the first quarter of 2018. The increase in revenues reflected the continued growth in sales of the USC division and, in part, revenues from the initial launch of SYMJEPI.

Selling, general and administrative expenses (“SG&A”) for the first quarter increased approximately 23% over the first quarter of 2018, which were approximately $8.0 million and $6.5 million respectively. The single largest contributor to this increase was the initial annual maintenance fee paid to the FDA for SYMJEPI and the balance was due to an increase in direct materials, supplies and obsolete inventory caused by an increase in production of SYMJEPI and at US Compounding.

Research and development expenses for the first quarter of 2019 decreased $5.6 million from the fourth quarter of 2018. The bulk of this reduction was due to the completion of two late stage development projects for the company’s naloxone injection (APC-6000) and the sublingual tadalafil (APC-8000) product candidates.

Cash and equivalents at the end of the first quarter was $9.2 million. The company’s goal for the last three quarters of 2019 is to keep net cash used in operating and investing activities in the range of approximately $9-12 million. The company currently believes that the combination of reduced spending, cash on hand, an increase in cash flows from Sandoz and USC, and anticipated licensing fees or payments if we enter into a commercialization agreement relating to the naloxone product, would provide sufficient funding for the company through the end of 2019.

Targeted Future Milestones

●	Launch by Sandoz of the SYMJEPI 0.3mg and 0.15mg products for the U.S. retail market;
●	FDA approval for the higher dose naloxone product candidate - target agency action date of October 31, 2019;
●	Commercial agreements for the naloxone product candidate and for the SYMJEPI products outside of the U.S.; and
●	US Compounding becoming net positive for Adamis in 2019.

Conference Call

Adamis will host a conference call and live webcast on Thursday, May 9, 2019 at 2:00 pm Pacific Time to discuss its financial and operating results for the first quarter 2019 as well as provide an update on business developments and activities.

US Dial-in (Toll Free): 1-800-458-4148

TOLL/International Dial-in: 1-323-794-2597

Conference ID: 1311319

Webcast: http://public.viavid.com/index.php?id=134564

In addition, a telephone playback of the call will be available after approximately 5:00 pm PT on May 9, 2019. To listen to the replay, call toll free 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally (toll). Please use the replay PIN number 1311319.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including respiratory disease and allergy. The company’s SYMJEPITM (epinephrine) Injection 0.3mg and SYMJEPITM (epinephrine) Injection 0.15mg products were approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis.  Adamis previously announced a distribution and commercialization agreement with Sandoz, a division of Novartis Group, to market Symjepi in the U.S. Adamis is developing additional products, including a naloxone injection product candidate for the treatment of opioid overdose, a sublingual tadalafil product candidate for the treatment of erectile dysfunction, and a metered dose inhaler and dry powder inhaler product candidates for the treatment of asthma and COPD.  The company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for use by hospitals, clinics and surgery centers throughout most of the United States.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future results of operations, including, but not limited to the following statements: the company’s beliefs concerning the timing and outcome of Sandoz’s launch and commercialization activities relating to the SYMJEPI™ (epinephrine) Injection 0.3mg and 0.15mg products; the company’s beliefs concerning the timing and success in entering into commercialization arrangements relating to its naloxone product candidate; statements about strategies, objectives and our future goals and achievements; the company’s ability to commercialize its product and product candidates; the company’s beliefs concerning the ability of its products and product candidates to compete successfully in the market; future financial results of the company and its subsidiaries; future development and regulatory actions concerning the company’s product candidates; the timing and progress of current and future clinical trials or studies; the company’s beliefs concerning the safety and effectiveness of its products and product candidates; expectations and goals for future growth; current or planned clinical trials or research and development activities; anticipated commencement and completion dates for clinical trials; anticipated dates for making regulatory filings with the FDA; product development timelines; anticipated dates for commercial introduction of products; guidance regarding future periods; and other statements concerning our future operations and activities. Such forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. We may not achieve one or more of the target future milestones described in the press release either within the anticipated time periods or at all. In addition, forward-looking statements concerning our anticipated future activities assume that we are able to obtain sufficient funding to support such activities and continue our operations and planned activities. As discussed in our filings with the Securities and Exchange Commission, we may require additional funding to continue operations, and there are no assurances that such funding will be available. Failure to timely obtain required funding would adversely affect and could require us to materially reduce or suspend operations or one or more clinical trials or other product development activities, or delay or prevent our ability to realize the results contemplated by such forward looking statements. These statements are only predictions, are not guarantees, involve known and unknown risks, uncertainties and other factors, and concern matters that could subsequently differ materially from those described in this press release, which may cause Adamis' actual results to be materially different from those contemplated by these forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required by applicable law, we undertake no obligation to update or release publicly the results of any revisions to these forward-looking statements or to reflect events or circumstances arising after the date of this press release. Certain of these risks, and additional risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, including its annual report on Form 10-K for the year ended December 31, 2018, and our subsequent filings with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov.

Contacts:
Mark Flather
Senior Director, Investor Relations

& Corporate Communications

Adamis Pharmaceuticals Corporation
(858) 412-7951

mflather@adamispharma.com